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Exhibit 8.1

November 17, 2008

Fleetwood Enterprises, Inc.
3125 Myers Street
Riverside, California 92503

Ladies and Gentlemen:

        We have acted as United States tax counsel to Fleetwood Enterprises, Inc., a Delaware corporation (the "Company"), in connection with the offer to exchange up to $103,000,000 aggregate principal amount of the Company's new Senior Secured Notes due 2011 and up to 14,000,000 shares of the Company's common stock for any and all of its currently outstanding 5% Convertible Senior Subordinated Debentures due 2023 (the "Exchange Offer"). In our capacity as counsel to the Company, our opinion has been requested with respect to certain federal income tax consequences of the Exchange Offer. We are rendering this opinion in connection with the Registration Statement of the Company on Form S-4 filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, to which this opinion is filed as an exhibit (the "Registration Statement"), and in accordance with the requirements of Item 601(b)(8) of Regulation S-K thereunder.

        In connection with this opinion letter, we have reviewed the Registation Statement and have examined such records, documents and questions of law, and satisfied ourselves as to such matters of fact, as we have considered relevant and necessary as a basis for this opinion. Our opinion is based solely upon provisions of the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect.

        Based upon and subject to the foregoing, the statements made in the Registration Statement under the heading "Certain United States Federal Income Tax Consequences", insofar as they purport to constitute summaries of matters of U.S. federal tax law and regulations or legal conclusions with respect thereto, while not purporting to discuss all possible consequences of the transactions described in the Registration Statement, constitute accurate summaries of the matters described therein in all material respects.

        This opinion letter is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein. This opinion letter is rendered as of the date hereof based on the law and facts in existence on the date hereof, and we do not undertake, and hereby disclaim, any obligation to advise you of any changes in law or fact, whether or not material, which may be brought to our attention at a later date.

        We hereby consent to the filing of this opinion letter with the Securities and Exchange Commission as Exhibit 8.1 to the Registration Statement. We are furnishing this opinion letter to you solely in connection with the filing of the Registration Statement. In giving such consent, we do not admit that we are in the category of person whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,
/s/ Gibson, Dunn & Crutcher LLP

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  Exhibit 8.1